Number 640547

Certificate of Incorporation

I hereby certify that

MJ INTERNATIONAL RESEARCH COMPANY LIMITED

is this day incorporated under
the Companies Act 2014,
and that the company is
a Private Company Limited by Shares.

Given under my hand at Dublin, this
Friday, the 21st day of December, 2018

Pat Doh

for Registrar of Companies

13212469/1

Number **640547**

DUPLICATE FOR THE FILE

B2175049

2175049

Certificate of Incorporation

I hereby certify that

MJ INTERNATIONAL RESEARCH COMPANY LIMITED

is this day incorporated under
the Companies Act 2014,
and that the company is
a Private Company Limited by Shares.

Given under my hand at Dublin, this
Friday, the 21st day of December, 2018

for Registrar of Companies

Certificate handed to/posted to:* *Mccann Fitzgerald*
Riverside One
Sir John Rogerson'S Quay
Dublin 2

Signed: ______________________ *Date:* ___________

**Delete as appropriate*

AN OIFIG UM CHLÁRÚ CUIDEACHTAÍ
COMPANIES REGISTRATION OFFICE

Secretary
Mj International Research Company Limited
Riverside One
Sir John Rogerson'S Quay
Dublin 2

Important Notice

Enclosed is the **certificate of incorporation** for your company. This is a very important document - *please keep it safe.*

Also enclosed **are information booklets on the duties of a Company Secretary and of Company Directors.** *Please read these booklets carefully.* If they are not enclosed please contact your company formation agent, where such an agent acted for you. If you dealt directly with the CRO, please contact New Companies Section. (Ph: (01) 8045384, (01) 8045478, (01) 8045381)

SIX MONTHS FROM THE DATE OF ITS INCORPORATION, YOUR COMPANY WILL HAVE ITS FIRST ANNUAL RETURN DATE (ARD), being 21-Jun-2019.

This means that your company is required to prepare its first annual return (Form B1) made up to this date and to file same with CRO. The first annual return cannot be made up to a date earlier or later than the first ARD. No accounts are required to be filed with this first annual return. Form B1 ought to be filed with CRO not later than 28 days after your company's ARD. Otherwise, a late filing penalty of €100 will become due with effect from day 29, followed by a daily default penalty of €3.

In future years, your company's ARD, being the latest date to which its annual return (accompanied by accounts) may be made up, will be the anniversary of the effective date of its annual return for the preceding year. Please note that the accompanying accounts may predate the effective date of the company's annual return by no more than nine months. Your company has 28 days from its ARD (or where its second or subsequent annual return is made up to a date earlier than its ARD, 28 days from that earlier date) in every year to lodge its annual return and accounts with the CRO, before it becomes liable to the late filing penalty, as above. Normally company accounts must be audited, however, where certain conditions are satisfied a company may avail of an exemption from this audit (see Info Leaflet 10). **N.B One of these conditions is that the annual return must be filed on time, in the year in which an exemption is claimed and in the preceding year. So, if an annual return is filed late the company loses its right to the audit exemption not only for the year in question but the next year also.**

ALL COMPANIES MUST AFFIX A SIGN WITH THEIR NAME IN FULL AT THE ADDRESS OF THEIR REGISTERED OFFICE

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Registrar of Companies.

1 Form B1 may be downloaded from www.cro.ie, and is also available on request from CRO.